EXHIBIT 21.1

SUBSIDIARIES OF POWELL INDUSTRIES, INC.

Name of Subsidiary	Incorporated
Powell Industries, Inc.	Delaware
Powell Electrical Systems, Inc.	Delaware
Transdyn, Inc.	Delaware
Powell Industries International, Inc.	Delaware
Powell Industries Asia, Inc.	Delaware
Powell International Europe B.V.	The Netherlands
Switchgear & Instrumentation Ltd	United Kingdom
Switchgear & Instrumentation Properties Ltd	United Kingdom
Powell Canada B.V.	The Netherlands
Powell Canada Inc.	Canada
Powell Industries International B.V.	Netherlands